Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

October 8, 2026

The Board of Directors

RenX Enterprises Corp.

100 Biscayne Blvd., #1201

Miami, Florida 33132

Dear Ladies & Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which registers the resale by the holders thereof of an aggregate of 24,276,696 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of RenX Enterprises Corp., a Delaware corporation (the “Company”), which includes (i) up to an aggregate of 9,091,065 shares of Common Stock (the “Incremental First Conversion Shares”) issuable upon the conversion of the outstanding portion of those certain senior convertible notes in the original aggregate principal amount of $6,300,000 (the “First Notes”) issued by the Company to the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) on May 4, 2026 in the initial closing; (ii) up to an aggregate of 11,664,772 shares of Common Stock (the “Second Conversion Shares”) issuable upon the conversion of those certain senior convertible notes in the aggregate principal amount of approximately $5,662,716 (the “Second Notes” and, together with the First Notes, the “Notes”) issued by the Company to the Selling Stockholders on August 26, 2026 (the “Second Closing Date”) in the second closing (the “Second Closing”); (iii) up to 3,520,859 shares of Common Stock (the “Second Warrant Shares”) issuable upon exercise of certain accompanying warrants (the “Second Warrants”) that were issued to the Selling Stockholders in the Second Closing together with the Second Notes on the Second Closing Date. The Notes and the Second Warrants were issued and sold to the Selling Stockholders in a private placement offering, pursuant to the terms of that certain Securities Purchase Agreement, dated as of April 30, 2026 (the “Purchase Agreement”), between the Company and the Selling Stockholders. Except as otherwise provided herein, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto; (ii) the Purchase Agreement; (iii) the forms of Notes; (iv) the form of Second Warrants; (v) resolutions adopted by the Board of Directors of the Company (the “Board”); (vi) the amended and restated certificate of incorporation of the Company, as amended; (vii) the second amended and restated bylaws of the Company; and (vii) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures.

The Board of Directors

RenX Enterprises Corp.

October 8, 2026

With respect to the Shares we express no opinion to the extent that future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Notes and/or the Second Warrants to be exercisable for more shares of Common Stock than the number that remain available for issuance.

We have also assumed that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act and comply with all applicable laws and such effectiveness shall not have been terminated or rescinded; (ii) neither the conversion price of the Notes nor the exercise price of the Second Warrants will be adjusted to an amount below the par value per share of the Company’s Common Stock; and (iii) at the time of the issuance of the Shares, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware.

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1.	The Incremental First Conversion Shares will be validly issued, fully paid and non-assessable at such time as the Incremental First Conversion Shares are issued and delivered upon the conversion of the First Notes in accordance with the terms of the First Notes.

2.	The Second Conversion Shares will be validly issued, fully paid and non-assessable at such time as the Second Conversion Shares are issued and delivered upon the conversion of the Second Notes in accordance with the terms of the Second Notes.

3.	The Second Warrant Shares will be validly issued, fully paid and non-assessable at such time as the Second Warrant Shares are issued and delivered upon the exercise of the Second Warrants, and payment therefor, in accordance with the terms of the Second Warrants.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BLANK ROME LLP
BLANK ROME LLP